EXHIBIT 99.2

[DANKA LOGO]
For Immediate Release

                                                                     Sanjay Sood
                                                                  (727) 578-4669

                                                                  Paul G. Dumond
                                                             011-44-207-603-1515

                     DANKA NAMES NEW CHIEF EXECUTIVE OFFICER

ST. PETERSBURG, FL (February 14, 2001) -- Danka Business Systems, PLC (NASDAQ:
DANKY) announced today that P. Lang Lowrey has been named a Director and Chief Executive Officer of the Company, effective March 1, 2001.

Mr. Lowrey most recently served as Chairman and Chief Executive Officer of eMags Solutions, LLC, a worldwide data storage solutions and services company. Prior to eMag, Mr. Lowrey was the Chairman and Chief Executive Officer of Anacomp, Inc., a publicly held imaging solutions and services company which Mr. Lowrey successfully revitalized by restructuring all aspects of the Company. Michael Gifford, Danka's interim Chief Executive Officer, stated: "Mr. Lowrey brings to Danka a broad experience in the imaging solutions and services business, as well as hands-on experience dealing with restructuring issues similar to those Danka is encountering today. He has a demonstrated history of leadership and success. We are delighted to have him lead Danka's management team and join the Board of Directors."

The Company also announced that Michael B. Gifford will become Chairman of the Board, also effective March 1, 2001. Mr. Gifford has served as Danka's interim Chief Executive Officer since October, 2000 and has been a Director of the Company since September, 1999. Prior to joining the Board, Mr. Gifford was the longtime Group Chief Executive Of The Rank Organization PLC, a London based leisure and entertainment conglomerate. Mr. Gifford also serves on the Board of Directors of The Gillette Company.

The Company also announced that David W. Kendall will retire as Chairman of the Board and as a Director, effective March 1, 2001. Mr. Kendall was named Chairman of the Company in October, l998 and has served the Company as a Director since July, 1993. Mr. Kendall has had a long and distinguished career leading various prominent companies in the United Kingdom and elsewhere. Mr. Gifford stated on behalf of the Board of Directors: "We thank David for his many contributions to the Company during very challenging circumstances. His thoughtful leadership to the Company will be missed. The Board wishes David well in his retirement."

Danka Business Systems, PLC, headquartered in London, England, and St. Petersburg, Florida, is one of the world's largest independent suppliers of office imaging equipment and related services parts and supplies. Danka provides office products and services in 30 countries around the world. For additional information about copier, printer and other office imaging products from Danka, visit the web site at: WWW.DANKA.COM.

Certain statements contained in this press release, including statements related to Danka's future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's analysis only as of the date they are made.


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11201 DANKA CIRCLE NORTH                                    107 HAMMERSMITH ROAD
ST. PETERSBURG, FL 33716                                          LONDON W14 0QH